                                                                       EXHIBIT 4

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into by and between iPrint Technologies, inc., a Delaware corporation (the "Company") and Royal Farros ("Employee"). This Agreement will become effective at the Effective Time as defined below. Employee and Company are individually referred to herein as a "Party" and collectively as the "Parties".

                                    RECITALS
                                    --------

     A. Concurrently with the execution and delivery of this Agreement, the Company, Wood Alliance, Inc., a California corporation, (the "Target"), and Metal Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Sub"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Sub with and into Target in accordance with the laws of the State of Delaware and State of California (the "Merger");

     B. the Company desires to employ Employee after the Merger is consummated and Employee's willingness to serve as an employee of the Company on the terms specified herein was a material factor in inducing the Company to enter into the Reorganization Agreement;

     C. the Parties desire to set forth the terms of Employee's service as an employee of the Company following the Effective Time (as defined in the Reorganization Agreement and used herein with the same meaning), and Employee is willing to perform such services, all on the terms set forth herein;

     D. it is a condition to closing under the Reorganization Agreement that this Agreement be in full force and effect as of such closing;

     E. concurrently with the execution and delivery of this Agreement, the Parties are entering into an Employee Innovations and Proprietary Rights Assignment Agreement (the "Proprietary Rights Agreement") to become effective upon Employee's employment under this Agreement; and

     F. the Parties intend that this Agreement shall supersede and replace any similar agreement that presently exists or may have previously existed between Employee and Target or the Company.

                                   AGREEMENT
                                   ---------

     1.   POSITION AND DUTIES:  Employee will be employed by the Company,
          -------------------
effective as of the Effective Time, as its Chairman reporting to the Company's Board of Directors (the "Board"), or such other executive position as defined by the Board and mutually agreed upon in writing by Employee. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and Employee agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include such duties consistent with Employee's position, as well as any other duties that may be assigned to Employee from time to time by the Board.

     2.  Compensation.  Employee will be compensated by the Company for
         ------------
Employee's services as follows:

         (a)  Salary:  Employee will be paid a monthly salary of $20,833.33,
              ------
less applicable withholding, in accordance with the Company's normal payroll procedures. Employee's salary will be reviewed by the Board from time to time, and may be subject to adjustment based upon various factors including, but not limited to, Employee's performance and the Company's profitability. Any adjustment to Employee's salary shall be in the sole discretion of the Board.

         (b)  MBO Bonus:  Employee will be eligible to receive annual bonuses of
              ---------
up to 30 percent of Employee's annual salary based upon the Company's achievement of various financial and/or other goals established by the Board. In establishing MBO goals and award levels, the Board may consider, among other things, the financial condition of the Company, including its cash position, and whether MBO bonuses should be payable in cash or other consideration. The objectives that govern Employee's bonus eligibility for each year will be communicated to Employee in writing by the Board within a reasonable time (not to exceed 60 days unless otherwise mutually agreed) following the commencement of the applicable year. To the extent earned (which requires that Employee be employed by the Company on the last day of the applicable year unless Employee was terminated without cause or resigned for Good Reason, as defined below), bonuses will be paid to Employee on the later of 30 days after (i) the end of the applicable year, or (ii) the date on which the financial or other data necessary to determine Employee's entitlement to the bonus becomes available. All MBO bonuses will be subject to applicable withholding.

         (c)  Benefits:  Employee will have the right, on the same basis as
              --------
other employees of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, as well as under the Company's business expense reimbursement and other policies. Employee will accrue paid vacation in accordance with the Company's vacation policy at the current rate of 15 days per year. The Company agrees that it will procure for Employee a long-term disability insurance policy, up to a maximum cost to the Company of $5,000 per year.

         (d)  Stock Options:  Subject to the Board's approval, Employee will be
              -------------
granted an option to purchase 350,000 shares of the Company's common stock under the Company's stock option plan at an exercise price equal to the fair market value of that stock on the grant date (the

"Option"). Provided Employee remains employed by the Company, this option will vest over a four year period, with 87,500 shares vesting on the first anniversary of the commencement of Employee's employment and 7,292 shares vesting for each full month of employment thereafter.

         (e)  Reciprocity of Future Compensation and Benefits.  Employee will
              -----------------------------------------------
have the right to receive from the Company, on the same basis as Monte Wood, and for so long as Mr. Wood remains a full-time, exempt employee of the Company, any compensation and benefits, including but not limited to, salary increases, bonuses, stock option grants and increases in vacation accrual which the Board, in its sole discretion, may grant from time to time to Mr. Wood.

     3.  Term of Employment.  Employee's employment with the Company will be for
         ------------------
no specified term, and may be terminated by Employee or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

     4.  Voluntary Termination.   In the event that Employee voluntarily resigns
         ---------------------
without Good Reason, as defined below, from Employee's employment with the Company, Employee will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 2 through the date of Employee's termination. Employee agrees that if Employee voluntarily terminates Employee's employment with the Company for any reason, Employee will provide the Company with 60 days' written notice of Employee's resignation. The Company may, in its sole discretion, relieve Employee of his duties at an earlier date. However, in such case, Employee will remain an employee and will continue to receive all compensation and other benefits of employment through the end of the 60-day notice period.

     For purposes of this Agreement, "Good Reason" shall mean: (a) any failure by the Company to comply with the material terms of this Agreement; (b) any request by the Company that Employee perform any act which is illegal; (c) any material reduction in Employee's responsibilities, duties or authority (unless consented to in writing by Employee); (d) any reduction in Employee's base salary below the figure stated in Paragraph 2(a) except as part of any overall cost reduction measures implemented by the Board; or (e) relocation of Employee by the Company to a location more than 100 miles from Santa Clara, California.

     5.  Other Termination.   Employee's employment may be terminated under the
         -----------------
circumstances set forth below.

         (a)  Termination for Cause:   If Employee's employment is terminated by
              ---------------------
the Company for cause as defined below, Employee shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 2 through the date of Employee's termination for cause.

     For purposes of this Agreement, a termination "for cause" occurs if Employee is terminated as a result of: (i) a material act of theft, dishonesty or falsification of any employment or Company records by Employee, or a violation of Company policy that causes material harm; (ii) improper disclosure by Employee of material Company confidential or proprietary information that results in material harm to the Company; (iii) any action by Employee which is intended to and does have a material detrimental effect on the Company's reputation or business; (iv) Employee's abandonment of his job duties or persistent failure or inability or refusal to perform the essential duties of his position after written notice from the Company to Employee of, and a reasonable opportunity to cure, such failure or inability or refusal; or (v) Employee's conviction (including any plea of guilty or no contest) for any misdemeanor involving theft or dishonesty or any felony if, in either case, it impairs Employee's ability to perform Employee's duties under this Agreement.

         (b)  Termination as a Result of Death or Disability:  In the event that
              ----------------------------------------------
Employee's employment terminates as a result of Employee's death or disability (meaning that, with reasonable accommodation, Employee is unable to perform Employee's duties for any 90 days in any one-year period as a result of a physical and/or mental impairment), Employee will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 2 through the date of Employee's termination. Company and Employee agree that, in light of the responsibilities associated with the position of Chairman and the importance of the leadership of the Chairman to the success of the Company, it would be an undue hardship on the Company to grant Employee leave of more than 90 days in any one-year period as a result of a physical and/or mental impairment.

         (c)  Termination Without Cause or Resignation for Good Reason:   If
              --------------------------------------------------------
Employee's employment is terminated by the Company without cause (and not as a result of Employee's death or disability) or if Employee resigns for Good Reason, and if Employee signs a general release of known and unknown claims in the form attached hereto as Exhibit A, Employee will receive a severance package consisting of the following:

              (i) Continued payment of Employee's base salary (the "Severance Payment"), at the final rate, less applicable withholding, for one year from the termination of Employee's employment with the Company. These payments will be made in accordance with the Company's normal payroll procedures. Any amounts Employee owes the Company at the time of Employee's termination may be deducted in equal installments from the Severance Payment. Employee understands and agrees that if he violates Paragraph 6, 7 or 8, below, the Company will have no obligation to continue the Severance Payment.

              (ii) Pro rata payment of the MOB bonus described in Paragraph 2(b) based on the number of days of the applicable year completed on the date Employee's employment ends. This payment will be based on the extent of achievement of the objectives for the full year and will be made in accordance with the time periods established in Paragraph 2(b).

              (iii) If Employee elects continuation of coverage under COBRA, contribution by the Company to the COBRA premium payments for one year from the termination of Employee's employment with the Company. The Company will pay an amount equal to the portion of the premium the Company would have paid if the Employee had remained employed.

              (iv) Accelerated vesting of the options granted under Paragraph 2(d) so that the total number of vested shares is calculated as if the Employee's employment terminated one year from the termination of Employee's employment with the Company.

     6.  Other Activities.   In order to protect the Company's valuable
         ----------------
proprietary information, Employee agrees that during Employee's employment and for a period of one year following the termination of Employee's employment with the Company for any reason, Employee will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any of the following entities, which are direct competitors of the Company: Halo Branded Solutions, Cyrk, Jack Nadel, Inc., Taylor Corporation, Made to Order, and 4 imprint, or start or form a competing entity. Employee acknowledges and agrees that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that Employee's provision of labor, services, advice or assistance to any of those competitors could result in the inevitable disclosure of the Company's proprietary information. Employee further acknowledges and agrees that the restrictions contained in this paragraph will not preclude Employee from engaging in any trade, business or profession that Employee is qualified to engage in. The restrictions in this paragraph, as well as Paragraphs 7 and 8, are to be interpreted without regard to the fact of the merger, but instead are to be enforced only to the extent that they are enforceable in California against any management level employee. The restrictions imposed on Employee under these Paragraphs are not at any time to be interpreted to be greater than the restriction imposed on Mr. Wood under similar agreements between the Company and Mr. Wood.

     7.  Covenant Not to Solicit Employees, Sales Representatives or
         -----------------------------------------------------------
Consultants. Employee further agrees that during his employment with the Company
-----------
and for a period ending one year following the termination of Employee's employment with the Company for any reason, he will not directly or indirectly recruit, induce or attempt to persuade any person who on the date hereof is, or subsequent thereto becomes, an employee, sales representative or consultant of the Company to terminate his or her relationship with the Company.

     8.  Covenant Not to Solicit Customers or Clients.   Employee further agrees
         --------------------------------------------
that during his employment with the Company and for a period ending one year following the termination of Employee's employment with the Company for any reason, he will not directly or indirectly, either on his own behalf or on behalf of any other person, firm or corporation, divert or take away, or attempt to divert or take away, or call on or solicit, or attempt to call on or solicit, any of the Company's customers or clients.

     9.  Dispute Resolution.   In the event of any dispute or claim relating to
         ------------------
or arising out of Employee's employment relationship with the Company, this agreement, or the termination of Employee's employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, sexual orientation, disability or other discrimination or harassment), Employee and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. Employee and the Company hereby knowingly and willingly waive Employee's respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief.

     10.  Severability.  If any aspect of this Agreement is deemed invalid,
          ------------
illegal or unenforceable, such aspect shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

     11.  Assignment.   In view of the personal nature of the services to be
          ----------
performed under this Agreement by Employee, Employee cannot assign or transfer any of Employee's obligations under this Agreement.

     12.  Interpretation.   This Agreement shall be interpreted in accordance
          --------------
with and governed by the laws of the State of California.

     13.  Construction.  This Agreement shall be deemed drafted by both Parties
          ------------
and shall not be construed against either Party as the drafter of the document.

     14.  Entire Agreement.   This Agreement and the agreements referred to
          ----------------
above constitute the entire agreement between Employee and the Company regarding the terms and conditions of Employee's employment, and they supersede all prior negotiations, representations or agreements between Employee and the Company regarding Employee's employment, whether written or oral.

     15.  Modification.   This Agreement may only be modified or amended by a
          ------------
supplemental written agreement signed by Employee and an authorized representative of the Board.

     16.  Attorneys' Fees.  In the event of  any such arbitration or other legal
          ---------------
proceeding to enforce or interpret this Agreement, except relating to Paragraphs 6, 7, and 8, the prevailing party shall recover his or its reasonable attorneys' fees, except expenses, and costs, including arbitration fees.

     17.  Attorney Consultation.  Employee represents that he has read this
          ---------------------
Agreement and all related attachments and documents and that he has had the opportunity, whether or not such opportunity was taken, to consult with legal counsel of his own choosing.

     18.  Effectiveness of  the Agreement.  The Agreement shall automatically,
          -------------------------------
without any further act on the part of the Parties, become effective at the Effective Time. Automatically upon the termination of the Reorganization Agreement for any reason prior to the Effective Time, this Agreement shall terminate without any further obligation of either Party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

                                        iPrint Technologies, inc.


Date:    June 23, 2001                        By: /s/ ROBYN CERUTTI
     -------------------------------             -----------------------------
                                              Its:         CFO
                                                  ----------------------------


                                              EMPLOYEE


Date:    June 23, 2001                         /s/ ROYAL FARROS
     -------------------------------          --------------------------------
                                              Royal Farros

Attachment:   Exhibit A - General Release

                                   Exhibit A

                                General Release

     Employee and his successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising from or related to his employment with the Company and/or the termination of his employment with the Company, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law or statute.

     Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542, or any similar provision of the laws of any other applicable jurisdiction, to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

     This release does not extend to: 1) any right or claim that Employee may have arising from acts or omissions to act after the date of this Release; 2) any claim by the Employee to vested benefits which would otherwise be available under any Company sponsored employee benefit plan including, without limitation, any 401k plan, any employee stock ownership plan, any incentive or other stock option plan or any insurance plan; 3) any right the Employee would otherwise have to defense or indemnification in the event of a claim against the Employee by a third party arising out of acts or omissions within the course and scope of his employment; or 4) any claims arising out of or related to transactions or agreements between Employee and the parties released other than the employment relationship or the termination of that relationship.

     EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE WHICH ARE BASED UPON OR ARISE FROM OR ARE RELATED TO HIS EMPLOYMENT WITH THE COMPANY AND/OR THE TERMINATION OF HIS EMPLOYMENT WITH THE COMPANY BY SIGNING THIS RELEASE. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS RELEASE, THAT HE MAY

REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 5(c) OF THE EMPLOYMENT AGREEMENT.

                  EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS
                  -------------------------------------------
                              ASSIGNMENT AGREEMENT
                              --------------------


     This Agreement shall automatically, without any further act on the part of the parties hereto, become effective at the Effective Time (as defined in the Reorganization Agreement and used herein with the same meaning) and is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by iPrint Technologies, inc., a Delaware corporation, and applies to all employment by its subsidiaries and any and all entities merged into or with those subsidiaries ("Company"). In return for my new or continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

     1.  Duties; At-Will Employment; No Conflict.  I will perform for Company
         ---------------------------------------
such duties as may be designated by Company from time to time. I agree that my employment with Company is for no specified term, and may be terminated by Company or by me at any time, with or without cause, in accordance with the terms of my Employment Agreement signed concurrently with this agreement. During my period of employment by Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company without the prior written consent of Company.

     2.  Prior Work.  All previous Proprietary Information and/or Innovations
         ----------
(as defined in Sections 3 and 6 below) which I may have solely or jointly developed or created in the course of or during the period of my work for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

     3.  Proprietary Information.  My employment creates a relationship of
         -----------------------
confidence and trust between Company and me with respect to any information:

         (a)  Applicable to the business of Company; or

         (b) Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information which has commercial value in the business in which Company is engaged is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company's business.

     4.  Ownership and Nondisclosure of Proprietary Information.  All
         ------------------------------------------------------
Proprietary Information is the sole property of Company, Company's assigns, and Company's customers, and Company, Company's assigns and Company's customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company. These obligations regarding Proprietary Information do not apply to information, that would otherwise be deemed to be Proprietary Information under the terms of this Agreement, that I created before my employment with Company and have not assigned to Company ("Prior Information"), that I received without restriction from a third party who was authorized to disclose it, or that is generally known to the public.

    5.  Ownership and Return of Materials.  All materials (including, without
        ---------------------------------
limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of my employment's termination or Company's request) destroy or deliver to Company, at Company's option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company's business, and (c) written certification of my compliance with my obligations under this sentence.

     6.  Innovations.  As used in this Agreement, the term "Innovations" means
         -----------
all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. "Innovations" includes "Inventions," which is defined to mean any inventions protected under patent laws.

     7.  Disclosure of Prior Innovations.  I have identified on Exhibit A
         -------------------------------
("Prior Innovations") attached hereto all Innovations and/or Prior Information, applicable to the business of Company or relating in any way to Company's business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my initial employment with Company (collectively, the "Prior Innovations"), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A ("Prior Innovations"). If there is no such list on Exhibit A ("Prior Innovations"), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

     8.  Assignment of Innovations; License of Prior Innovations.  I hereby
         -------------------------------------------------------
agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company's designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company's time or with the use of any of Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the "Company Innovations"). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company's successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company's designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company's prior written consent.

     9.  Future Innovations.  I recognize that Innovations or Proprietary
         ------------------
Information relating to my activities while working for Company and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within three (3) months after termination of my employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by Company. Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my employment with Company and are to be promptly assigned to Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

    10.  Cooperation in Perfecting Rights to Proprietary Information and
         ---------------------------------------------------------------
Innovations.
-----------

         (a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

         (b) In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company's duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

    11.  No Violation of Rights of Third Parties.  My performance of all the
         ---------------------------------------
terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

    12.  Survival.  This Agreement (a) shall survive my employment by Company;
         --------
(b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

    13.  Nonassignable Inventions.  This Agreement does not apply to an
         ------------------------
Invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B ("Limited Exclusion Notification") and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to Company all Innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be the property of Company. Any such information will be received in confidence by Company.

    14.  Injunctive Relief.  A breach of any of the promises or agreements
         -----------------
contained herein may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company may be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

    15.  Notices.  Any notice required or permitted by this Agreement shall be
         -------
in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company's records or such other address as I may specify in writing. Notices to Company shall be sent to Company's Human Resources Department or to such other address as Company may specify in writing.

    16.  Governing Law.  This Agreement shall be governed in all respects by the
         -------------
laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

    17.  Severability.  If any provision of this Agreement is held by a court of
         ------------
law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

    18.  Waiver; Amendment; Modification.  The waiver by Company of a term or
         -------------------------------
provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

    19.  Entire Agreement.  This Agreement represents my entire understanding
         ----------------
with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

    20.  Effectiveness of the Agreement.  This Agreement shall automatically,
         ------------------------------
without any further act on my part or the part of the Company, become effective at the Effective Time. Automatically upon the termination of the Reorganization Agreement for any reason prior to the Effective Time, this Agreement shall terminate without any further obligation of either the Company or me.

    I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

"COMPANY"                                      EMPLOYEE:

iPRINT TECHNOLOGIES, iNC.                      Royal Farros

By: /s/ ROBYN CERUTTI                          By: /s/ ROYAL FARROS
   ------------------------------                 -----------------------------
Title    CFO                                   Title   CEO
     ----------------------------                   ---------------------------
Dated:   June 23, 2001                         Dated:  June 23, 2001
      ---------------------------                    --------------------------

                                   Exhibit A
                                   ---------

                               PRIOR INNOVATIONS

                                   Exhibit B
                                   ---------

                         LIMITED EXCLUSION NOTIFICATION


     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

     (1) Relate at the time of conception or reduction to practice of the invention to Company's business, or actual or demonstrably anticipated research or development of Company; or

     (2)  Result from any work performed by you for Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I ACKNOWLEDGE RECEIPT of a copy of this notification.


                                           By:
                                              ---------------------------------
                                               /s/ ROYAL FARROS
                                              ---------------------------------
                                              Royal Farros

                                              Date:   June 23, 2001
                                                   ----------------------------